Exhibit 99.1

Contact: Cedar Shopping Centers Leo Ullman, Chairman, President & CEO lsu@cedarshoppingcenters.com (516) 944-4525	The Ruth Group Investors: Stephanie Carrington / Guy Gresham (646) 536-7017 / 7028 scarrington@theruthgroup.com ggresham@theruthgroup.com Media: Jason Rando (646) 536-7025 jrando@theruthgroup.com

CEDAR SHOPPING CENTERS, INC. ANNOUNCES FIRST QUARTER RESULTS

Port Washington, New York – May 8, 2006 – Cedar Shopping Centers, Inc., (NYSE: “CDR”), today reported its financial results for the quarter ended March 31, 2006.

Highlights

•
Funds from operations (“FFO”) for the first quarter of 2006 increased to $9,490,000 ($0.30 per share/OP Unit), from $4,870,000 ($0.25 per share/OP Unit) for the corresponding quarter of 2005, representing total FFO and per share increases of 95% and 20%, respectively. The average number of shares of common stock/OP Units outstanding during the first quarter of 2006 was 31,434,000 compared to 19,805,000 during the corresponding quarter of 2005.

•
Net income for the quarter ended March 31, 2006 was $2,954,000 compared to $2,648,000 for the same period in 2005, an increase of 12%. Net income applicable to common shareholders for the quarter ended March 31, 2006 was $1,000,000 compared to $1,354,000 for the same period last year ($0.03 per share compared to $0.07 per share).

•	Total revenues for the first quarter of 2006 were $29,992,000 compared to $16,522,000 for the first quarter of 2005, an increase of approximately 82%.

•	Net cash flows provided by operating activities increased to $5,472,000 million for the three months ended March 31, 2006, compared with $1,808,000 for the corresponding period of 2005.

•
Occupancy for the portfolio as of March 31, 2006, including the various development/redevelopment properties, was approximately 91%; excluding the development/redevelopment properties, the occupancy level was approximately 94%.

•
The Company has approximately 290,000 sq. ft. of signed leases at March 31, 2006 for tenants who are not yet in occupancy, representing approximately $4.2 million in annualized base rents commencing at various dates throughout the remainder of 2006.

•	The Company’s total assets as of March 31, 2006 were $1.059 billion compared to $996.3 million as of December 31, 2005.

The Company has issued “Supplemental Financial Information” for the period ended March 31, 2006, and has filed such information today as an exhibit to its Form 8-K, which will also be available on the Company’s website at http://www.cedarshoppingcenters.com.

Redevelopment Projects

•
At the Camp Hill Shopping Center in Camp Hill, Pennsylvania, the Company’s largest redevelopment property to date, the Company had the benefit for the first full quarter of the new 93,000 sq. ft. Giant store at an annual rent exceeding $1.5 million. On April 1st, the Company delivered the 41,000 sq. ft. medical office building to the Orthopedic Institute of America at an annual rent exceeding $750,000.

•
At the Company’s ground-up development (Meadows Marketplace) in Hershey, Pennsylvania, it had the benefit of the first full quarter of the new 65,000 sq. ft. Giant store. The center is expected to be fully leased with tenants in occupancy during the second quarter of 2006 with an estimated annualized NOI of more than $1.4 million.

•
At Hamburg Commons in Hamburg, Pennsylvania, the Company delivered a new Peebles Department store in April, 2006, and at the Carbondale Shopping Center in Carbondale, Pennsylvania, the Company benefited from the first full quarter of new Peebles and Dollar Tree stores.

Acquisitions During the Quarter

•
The Company in January 2006 purchased the Shore Mall, an approximately 620,000 sq. ft. regional mall in Egg Harbor Township, New Jersey, anchored by a 172,200 sq. ft. Boscov’s Department store, a 144,000 sq. ft. Value City store and an 85,000 sq. ft. Burlington Coat Factory. The mall, located on 74 acres, was purchased for approximately $37.8 million, including the assumption of an existing 7.01% first mortgage of approximately $30.9 million with a remaining term of approximately 2-1/2 years. The purchase included an additional +/-50 acres adjacent to the mall.

    The Company expects to substantially redevelop the property during the next 3-5 years.

Acquisition and Development Pipeline

•
The Company recently entered into a purchase agreement for a +/-34 acre development parcel in the greater Harrisburg, Pennsylvania area. The Company has deposited $1.0 million toward the $13.5 million purchase price and will have a due-diligence period of at least 120 days. The Company presently contemplates a retail development of approximately 100,000 sq. ft. on approximately 18 acres and the balance of the acreage is expected to be sold.

•
The Company has entered into an agreement, subject to due diligence and to Board approval, for the purchase of a +/-240,000 sq. ft. supermarket-anchored shopping center plus approximately 38 acres of adjacent land in the greater Allentown/Lebanon Valley, Pennsylvania area, at a purchase price of approximately $34.2 million, exclusive of closing costs. Closing is expected during the second quarter of 2006.

•
The Company has purchased, or entered into contracts or letters of intent to purchase, a number of land tracts aggregating +/- 250 acres, located in central Pennsylvania, New Jersey and New York. The Company has not yet committed to spend any material development funds at these sites.

The purchase of these properties is expected to be financed primarily from the net proceeds of approximately $44.5 million remaining from the forward sale component of the August 2005 common share equity offering and through additional borrowings.

Discount Drug Mart Pipeline

The Company has agreed to purchase nine Discount Drug Mart-anchored centers and two other retail properties in Ohio, of which two are expected to close during the latter part of 2006, and the balance during 2007 and 2008. Five of those properties are being acquired pursuant to the original purchase agreement for a portfolio of properties purchased from Giltz & Associates, Inc. The other properties are also being acquired from Giltz & Associates, Inc. Payment for those properties will be made at seller’s election either in cash or in the form of Operating Partnership Units. The average purchase price for each of the properties is expected to be approximately $7.0 million.

Portfolio

The Company, as of this date, has a portfolio of 85 properties, mostly supermarket-anchored community shopping centers as well as drug store-anchored convenience centers, located in nine states, with approximately 9.0 million square feet of GLA. The Company expects to conclude additional acquisitions during the balance of the year.

New Leases

Annual base rents, excluding tenant reimbursements, for leases that have been signed and for which the tenants have not yet occupied their premises at March 31, 2006, presently amount to approximately $4.2 million. Revenues from these leases are expected to commence during 2006 on the following schedule:

Quarter ending	Annualized base rent

June 30, 2006	$1,794,000
September 30, 2006	478,000
December 31, 2006	1,929,000

$4,201,000

After giving effect to such new leases, the occupancy rate for the portfolio, including development/redevelopment properties, as of March 31, 2006 would have increased from 91% to approximately 93%.

Guidance

The Company continues to expect FFO for 2006 to be in the range of $1.20-$1.30 per share/OP Unit, as previously announced.

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2006 for further details.

Overview by Management

Leo Ullman, CEO, in a statement said: “We are extremely proud, yet again, of the achievements of our Company. We have continued to demonstrate remarkable growth while also evidencing the ability to manage that growth and being able to couple it with excellent financial and operating results. Thus, while our outstanding shares increased by some 60%, we have nevertheless been able to generate per share FFO growth of 20% compared to the same quarter of last year. On an overall basis, our FFO nearly doubled.

We believe our portfolio, now measuring some 85 properties, is also a remarkable collection of excellent properties in their markets. Most of our properties are quite new, have long anchor leases, and are in excellent geographic locations. We have purposely focused on mature markets with excellent existing roads and traffic patterns. Yet within such mature markets, we have been able to build and redevelop the properties in certain high growth areas. Our recent site visit with investors and analysts, I believe, fairly demonstrated to those investors and analysts, that we are producing truly first-class properties in outstanding locations in the areas where we operate.

Our development operations are also growing remarkably and we have identified a substantial number of excellent opportunities where we have been able to tie-up development parcels while seeking leasing commitments from a number of supermarket and drug store tenants in our core areas. We are highly confident that, as these development properties come on stream during the next couple of years, they will add greatly to shareholder value.”

Tom O’Keeffe, CFO, noted: “We have reconfirmed our FFO guidance at $1.20-$1.30 for the current year and the first quarter results are supportive of our guidance. We have included, as part of our press release, a schedule of new signed leases which will be reflected in our financial statements during the coming quarters as these new leases come on line.”

Investor Conference Call

The Company, with Leo S. Ullman, CEO, and Thomas J. O’Keeffe, CFO, will host a conference call on Tuesday, May 9th at 2:30 PM (EDT), to discuss first quarter results. The U.S. dial-in number for this teleconference is (800) 901-5218; the international dial-in number is (617) 786-4511. All callers should use participant passcode 69239138 when dialing in. A replay of the conference call will be available from May 9th until close of business on May 23rd using U.S. dial-in number (888) 286-8010 and entering passcode 73931701 (international callers may use dial-in number (617) 801-6888 and use the same passcode indicated for U.S. callers). A live webcast will be available until June 9th online on the Company’s corporate website at www.cedarshoppingcenters.com.

About Cedar Shopping Centers, Inc.

Cedar Shopping Centers, Inc., with headquarters in Port Washington, New York, is a fully-integrated, self-administered and self-managed real estate investment trust (“REIT”) listed on the New York Stock Exchange. Its properties, which total approximately 9 million sq. ft. of GLA, are focused primarily in multi-tenant supermarket-anchored community shopping centers and drug store-anchored convenience centers largely in the Northeast and mid-Atlantic regions , specifically Pennsylvania (36), Ohio (20), Virginia (10), Maryland (4), Connecticut (4), Massachusetts (3), New Jersey (3), New York (3), and Michigan (2).

Forward-Looking Statements

Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends.

While forward-looking statements reflect good faith beliefs, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such a difference include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to refinance debt obligations when due.

Non-GAAP Financial Measures – FFO

Funds From Operations (“FFO”) is a widely-recognized measure of REIT performance. The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are computed to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income applicable to common shareholders the amortization of costs incurred in connection with its financing or hedging activities, or depreciation of non-real estate assets, but does add back to net income applicable to common shareholders those items that are defined as “extraordinary” under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income applicable to common shareholders (determined in accordance with GAAP) as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. As the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not necessarily indicative of cash available to fund ongoing cash needs. The following table sets forth the Company’s calculations of FFO for the three months ended March 31, 2006 and 2005:

	Three months ended March 31,

	2006	2005

Net income applicable to common shareholders	$1,000,000	$1,354,000
Add (deduct):
Depreciation and amortization	8,571,000	3,730,000
Limited partners’ interest	53,000	32,000
Minority interests in consolidated joint ventures	310,000	290,000
Equity in loss of unconsolidated joint venture	25,000	—
Minority interests’ share of FFO applicable to consolidated joint ventures	(466,000)	(536,000)
FFO from unconsolidated joint venture	(3,000)	—

Funds from operations	$9,490,000	$4,870,000

FFO per common share (assuming conversion of OP Units)	$0.30	$0.25

Average number of common shares:
Shares used in determination of earnings per share	29,878,000	19,351,000
Additional shares assuming conversion of OP Units	1,556,000	454,000

Shares used in determination of FFO per share	31,434,000	19,805,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	March 31, 2006 (unaudited)	December 31, 2005

Assets
Real estate:
Land	$191,096,000	$180,951,000
Buildings and improvements	844,110,000	800,005,000

	1,035,206,000	980,956,000
Less accumulated depreciation	(40,759,000)	(34,499,000)

Real estate, net	994,447,000	946,457,000
Investment in and advances to unconsolidated joint venture	1,346,000	—
Cash and cash equivalents	11,895,000	8,601,000
Cash at joint ventures and restricted cash	11,022,000	10,415,000
Rents and other receivables, net	11,817,000	9,093,000
Other assets	9,060,000	4,051,000
Deferred charges, net	19,373,000	17,639,000

Total assets	$1,058,960,000	$996,256,000

Liabilities and shareholders’ equity
Mortgage loans payable	$410,319,000	$380,311,000
Secured revolving credit facility	159,480,000	147,480,000
Accounts payable, accrued expenses, and other	15,727,000	16,462,000
Unamortized intangible lease liabilities	48,355,000	27,943,000

Total liabilities	633,881,000	572,196,000

Minority interests in consolidated joint ventures	9,930,000	12,339,000
Limited partners’ interest in Operating Partnership	20,342,000	20,586,000
Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 5,000,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 50,000,000 shares authorized, 30,239,000 and 29,618,000 shares issued and outstanding)	1,814,000	1,777,000
Treasury stock (443,000 shares, at cost)	(5,416,000)	(5,416,000)
Additional paid-in capital	365,144,000	357,000,000
Cumulative distributions in excess of net income	(55,657,000)	(49,956,000)
Accumulated other comprehensive income	172,000	138,000
Unamortized deferred compensation plans	—	(1,158,000)

Total shareholders’ equity	394,807,000	391,135,000

Total liabilities and shareholders’ equity	$1,058,960,000	$996,256,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended March 31,

	2006	2005

Revenues:
Rents	$24,172,000	$12,849,000
Expense recoveries	5,614,000	3,673,000
Other	206,000	—

Total revenues	29,992,000	16,522,000

Expenses:
Operating, maintenance and management	6,168,000	4,027,000
Real estate and other property-related taxes	2,936,000	1,475,000
General and administrative	1,379,000	969,000
Depreciation and amortization	8,597,000	3,743,000

Total expenses	19,080,000	10,214,000

Operating income	10,912,000	6,308,000

Non-operating income and expense:
Interest expense	(7,357,000)	(3,137,000)
Amortization of deferred financing costs	(329,000)	(206,000)
Interest income	116,000	5,000
Equity in income (loss) of unconsolidated joint venture	(25,000)	—

Total non-operating income and expense	(7,595,000)	(3,338,000)

Income before minority and limited partners’ interests	3,317,000	2,970,000
Minority interests in consolidated joint ventures	(310,000)	(290,000)
Limited partners’ interest in Operating Partnership	(53,000)	(32,000)

Net income	2,954,000	2,648,000
Preferred distribution requirements	(1,954,000)	(1,294,000)

Net income applicable to common shareholders	$1,000,000	$1,354,000

Per common share (basic and diluted)	$0.03	$0.07

Dividends to common shareholders	$6,701,000	$4,354,000

Per common share	$0.225	$0.225

Average number of common shares outstanding	29,878,000	19,351,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,

	2006	2005

Cash flow from operating activities:
Net income	$2,954,000	$2,648,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Minority interests’ earnings in excess of distributions from consolidated joint ventures	40,000	113,000
Equity in loss of unconsolidated joint venture	25,000	—
Limited partners’ interest	53,000	32,000
Straight-line rents	(900,000)	(492,000)
Depreciation and amortization	8,597,000	3,743,000
Amortization of intangible lease liabilities	(2,628,000)	(907,000)
Other	442,000	231,000
Increases/decreases in operating assets and liabilities:
Joint venture cash	504,000	(107,000)
Rents and other receivables	(2,023,000)	(655,000)
Other assets	(1,241,000)	(1,492,000)
Investment in and advances to unconsolidated joint venture	(6,000)	—
Accounts payable and accrued expenses	(345,000)	(1,306,000)

Net cash provided by operating activities	5,472,000	1,808,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(23,596,000)	(16,709,000)
Other	(1,933,000)	25,000

Net cash (used in) investing activities	(25,529,000)	(16,684,000)

Cash flow from financing activities:
Line of credit, net	12,000,000	19,300,000
Proceeds from sales of common stock	8,988,000	—
Proceeds from mortgage financings	13,637,000	—
Mortgage repayments	(1,937,000)	(557,000)
Distributions to minority interest partners in excess of earnings	(122,000)	(129,000)
Distributions to limited partners	(348,000)	(102,000)
Preferred distribution requirements	(1,969,000)	(1,294,000)
Distributions to common shareholders	(6,701,000)	(4,354,000)
Deferred financing costs	(197,000)	(470,000)

Net cash provided by financing activities	23,351,000	12,394,000

Net increase (decrease) in cash and cash equivalents	3,294,000	(2,482,000)
Cash and cash equivalents at beginning of period	8,601,000	8,457,000

Cash and cash equivalents at end of period	$11,895,000	$5,975,000